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                                                                   EXHIBIT 10(e)
                                  SECURED PROMISSORY NOTE

                                                                    Reno, Nevada
$5,618,734.00                                                       June 1, 2002

         FOR VALUE RECEIVED, Last Chance, Inc., a Nevada Corporation (Maker), promises to pay to Prospector Gaming Enterprises, Inc., a Nevada corporation (Payee) or order, at its offices located at 1400 South Virginia Street, Reno, Nevada 89502, or at such other place as the holder hereof may designate in writing from time to time, in currently available funds of the United States, the principal sum of Five-Million Six-Hundred Eighteen Thousand Seven-Hundred Thirty-Four Dollars ($5,618,734.00) together with interest on the unpaid principal balance as described below.

1.  PAYMENT TERMS:

         1.1 Principal. Maker shall make monthly payments of principal in the amount of Sixty-Six Thousand Eight-Hundred Eighty-Nine Dollars and Sixty-Nine Cents ($66,889.69) on the 1st day of the 1st month after the month in which this Note is executed, and continuing on the 1st day of each calendar month thereafter until the 1st day of June, 2007, at which time the entire balance of principal and accrued interest shall be due and payable.

           The outstanding principal balance of this Note, all accrued and unpaid interest thereon and all other amounts due hereunder, may be prepaid at any time without penalty.

         1.2.1 Interest. Borrow shall make monthly interest payments on the outstanding principal balance of this Note which shall accompany the principal payments required by Section 1.1. The interest rate applicable to the principal balance of this Note is the prime rate as quoted by the Wall Street Journal, from time to time, plus 250 basis points, provided, however, that the applicable interest rate shall not be increased or decreased during the term of this Note by greater than 300 basis points and the interest rate shall not be increased or decreased in any one year period by greater than 100 basis points. Each change in the interest rate hereunder shall become effective on the date on which a change in the prime rate is published by the Wall Street Journal. The interest rate applicable at the date of execution of this Note is Seven and 25/100 percent (7.25%) per annum.

         1.2.1 Prepayment. Maker reserves the right to prepay all or any portion of the indebtedness evidenced by this Note at any time, without penalty. Any sums prepaid shall first be applied to accrued interest on the principal balance then unpaid and then to reduction of principal.

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2.  DEFAULT.

         2.1. Default and Acceleration. The unpaid balance of principal and accrued interest shall without notice become immediately due and payable at the option of Payee if any payment required in this Note is not paid within fifteen
(15) days following the date upon which the payment was due (Event of Default). A default thereunder shall constitute a default under the Gold Ranch Casino Lease.

3.  LOAN DOCUMENTS

         This Note is made and delivered pursuant to the provisions of the Asset Purchase Agreement and the Integrated Agreements by and between Maker, Payee and their Affiliates and is secured by a pledge of the Acquired Assets.

         All of the terms, covenants and conditions contained in the Asset Purchase Agreement and the Integrated Agreements are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event of a conflict or inconsistency between the terms of this Note and the Asset Purchase Agreement or the Integrated Agreements, the terms and provisions of the Loan Agreement or the otherwise applicable Integrated Agreement shall control.

4.  MODIFICATIONS AND AMENDMENTS.

         This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

5.  WAIVERS.

         Except as otherwise provided in the Asset Purchase Agreement or any applicable Integrated Agreement, Maker and all others who may become liable for the payment of all or any part of this Note hereby severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and all other notices of any kind. No extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Asset Purchase Agreement or the Integrated Agreements made by agreement between Payee or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other Person who may become liable for the payment of all or any part of this Note. No notice to or demand on Maker shall be deemed to be a waiver of the obligation of Maker or of the right of Payee to take further action without further notice or demand as provided for in this Note.

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6.  GOVERNING LAW

         This Note And The Obligations Arising Hereunder Shall Be Governed By, And Construed In Accordance With, The Laws Of The State Of Nevada.

7.  NOTICES.

         All notices or other written communications hereunder shall be delivered in accordance with Section 17(c) of the Asset Purchase Agreement.

         IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.


        Last Chance, Inc.


        By:  /s/ Ferenc B. Szony
             -------------------
                 Ferenc B. Szony
                 Its President

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